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                                                                      EXHIBIT 12

                           THOMAS & BETTS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)





                                                                             For The Years Ended
                                              ------------------------------------------------------------------------------------
                                              December 31,       January 1,        January 2,        December 31,      December 31,
                                                 1995               1995              1994             1992               1991
                                              ------------------------------------------------------------------------------------
Earnings from continuing operations
   before income taxes                        $117,170            $   494          $59,942           $52,983           $55,465

Add:
  Interest on indebtedness                      28,299             26,852           30,247            33,405            12,752
  Amortization of debt expense                   1,364              1,133            1,062             2,538                 0
  Portion of rents representative of
   the interest factor                           7,920              7,377            7,011             6,515             3,816

Deduct: Interest capitalized and
 undistributed earnings from less
 than 50 percent owned persons                  (2,848)            (1,863)               -                 -              (376)
                                              --------            -------          -------           -------           -------
Earnings as adjusted                          $151,905            $33,993          $98,262           $95,441           $71,657
                                              ========            =======          =======           =======           =======

Fixed charges:
  Interest on indebtedness                      28,299            $26,852          $30,247           $33,405           $12,752
  Amortization of debt expense                   1,364              1,133            1,062             2,538                 -
  Portion of rents representative of
   the interest factor                           7,920              7,377            7,011             6,515             3,816
                                              --------            -------          -------           -------           -------

Total fixed charges                           $ 37,583            $35,362          $38,320           $42,458           $16,568
                                              ========            =======          =======           =======           =======

Ratio of earnings to fixed charges                4.0x               .96x             2.6x              2.2x              4.3x
                                              ========            =======          =======           =======           =======

   The ratio for the year ended January 1, 1995 of .96x was inadequate to cover fixed charges by $1,369. This was due to a provision for restructured operations of $79,011 provided in the third quarter of 1994.


                                    EX12-1